EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS RESULTS FOR SECOND QUARTER OF 2009

•	Quarterly production of 28.2 BCFE exceeds guidance of 26.5 – 28.0 BCFE

•	Reported expenses for lease operating, transportation, DD&A, and total general and administrative all below guidance

•	Adjusted net income of $15.2 million or $0.24 per diluted share

•	Non-cash charges and impairments result in a GAAP net loss of ($8.3 million), or ($0.13) per diluted share

DENVER, August 3, 2009 – St. Mary Land & Exploration Company (NYSE: SM) today reports financial results from the second quarter of 2009.

MANAGEMENT COMMENTARY

Tony Best, CEO and President, remarked, “St. Mary had a strong second quarter.  We beat our production targets and performed well against our cost guidance.  The Company successfully tested the Eagle Ford shale on its high working interest acreage in South Texas and continued to advance its other resource plays.    We continue to execute well on the business plan that we set out at the beginning of the year.”

SECOND QUARTER 2009 RESULTS

St. Mary posted a net loss for the second quarter of 2009 of ($8.3 million), a loss of ($0.13) per diluted share.  This compares to net income of $32.5 million, or $0.52 per diluted share, for the same period in 2008.  Adjusted net income for the quarter, which adjusts for significant non-recurring or unusual non-cash items, was $15.2 million, or $0.24 per diluted share, versus $80.5 million, or $1.28 per diluted share, for the second quarter of 2008.  A summary of the adjustments made to arrive at adjusted net income (loss) is presented in the table below.

	For the Three Months Ended June 30,
	2009		2008*
Weighted-average diluted share count (in millions)		62.4		62.7

	$ in millions	Per Diluted Share	$ in millions	Per Diluted Share
Reported net income (loss)	$(8.3)	$(0.13)	$32.5	$0.52

After-tax adjustments, assuming effective tax rate for respective period
Change in Net Profits Plan liability	$1.5	$0.02	$43.3	$0.69
Unrealized derivative (gain) loss	7.0	0.11	(0.8)	(0.01)
Gain on sale of proved properties	(0.8)	(0.01)	(1.9)	(0.03)
Loss related to hurricanes	3.1	0.05	-	-
Impairment of proved properties	3.7	0.06	6.1	0.10
Abandonment & impairment of unproved properties	7.2	0.12	1.3	0.02
Impairment of materials inventory	1.7	0.03	-	-

Adjusted net income (loss)	$15.2	$0.24	$80.5	$1.28

NOTE: Totals may not add due to rounding

* On January 1, 2009, the Company adopted FASB Staff Position APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)." This accounting pronouncement requires that its provisions be adopted retrospectively. Accordingly, the consolidated financial statements for presented prior periods have been restated to conform with this new accounting standard.

Discretionary cash flow decreased to $117.7 million for the second quarter of 2009 from $222.4 million in the same period last year.  Net cash provided by operating activities decreased to $116.6 million for the second quarter of 2009 from $173.8 million in the same period in 2008.  A major driver of the decrease year over year in each of these metrics was the significant decrease in oil and natural gas prices between those periods which is described in more detail below.

Adjusted net income and discretionary cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release.

St. Mary reported quarterly production of 28.2 BCFE for the second quarter of 2009, which was above the guidance range of 26.5 to 28.0 BCFE.  The primary driver for this outperformance was better than projected results from the Company’s drilling program.  Production for the same period last year was 28.6 BCFE, which included 1.3 BCFE of production from assets that were later disposed of in 2008. Sequentially, production in the second quarter of 2009 was essentially flat with the preceding quarter.

Revenues for the quarter were $205.2 million compared to $356.9 million for the same period in 2008.  In the second quarter of 2009, the Company’s average equivalent price per MCFE, net of hedging, was $6.68 per MCFE, which is a decrease of 42% from the $11.61 per MCFE realized in the comparable period in 2008.  Average realized prices, excluding hedging activities, were $3.07 per Mcf of natural gas and $53.96 per barrel of oil during the quarter.  These prices were 72% and 55% lower, respectively, than those in the second quarter of 2008.  Average realized prices, inclusive of hedging activities, were $5.19 per Mcf of natural gas and $56.72 per barrel of oil in the second quarter of 2009, which is a decrease of 48% and 36%, respectively, from the same period a year ago.

Lease operating expense of $1.26 per MCFE in the second quarter of 2009 was below the Company’s guidance of $1.49 to $1.54 per MCFE.  This represents a 12% decrease from the $1.43 per MCFE in the comparable period last year.  Sequentially, lease operating expense declined 13% or $0.19 per MCFE in the second quarter of 2009 from the first quarter.  The Company is experiencing decreases in operating costs across most of its operating areas as a result of lower levels of activity in the industry as well as the broader economy.

Transportation expense of $0.16 per MCFE in the second quarter of 2009 was below guidance of $0.19 to $0.24 per MCFE.  The reported per unit expense was a decrease from $0.20 per MCFE for the comparative period in 2008.  Transportation expense was also down $0.03 per MCFE from the first quarter of 2009.

Significant commodity price decreases over the past year for both oil and natural gas resulted in year over year declines in production taxes, both on a per MCFE basis and in absolute dollars.   Between the second quarters of 2009 and 2008, production taxes on a per MCFE basis decreased 65% from $0.95 to $0.33.  Production taxes increased sequentially from $0.32 per MCFE in the first quarter to $0.33 per MCFE in the second quarter of 2009.  The Company’s results for the second quarter were within the guidance range of $0.28 to $0.33 per MCFE provided for the quarter.

Total general and administrative expense for the second quarter of 2009 was $0.64 per MCFE, representing a 17% decrease from the $0.77 per MCFE recognized in the comparable quarter a year ago.  The guidance range for total G&A expense for the quarter was $0.71 to $0.78 per MCFE.  The decrease year over year relates primarily to smaller payments to participants in the legacy Net Profits Plan, which was affected by lower commodity prices realized in the second quarter of 2009.  Offsetting a portion of these decreases were increases between the periods in costs associated with higher headcount, such as salary and office space, related to personnel additions made throughout 2008.

Depletion and depreciation expense decreased to $2.49 per MCFE in the second quarter of 2009, which was well below the Company’s guidance range of $2.90 to $3.10 per MCFE.  DD&A in the comparable period of 2008 was $2.67 per MCFE.

Sequentially, DD&A decreased 23% from $3.23 per MCFE in the first quarter of 2009.  The decrease in DD&A in the second quarter is largely a function of the Company’s decision to market for sale certain non-strategic natural gas properties.  These properties have a higher per unit DD&A than the Company’s average DD&A per MCFE.  Accounting rules do not permit assets held for sale to be depleted, and as a result the entity-wide DD&A per MCFE rate went down.  Additionally, property impairments recognized in prior quarters have meaningfully lowered the cost basis of the Company’s properties, which also puts downward pressure on DD&A.

St. Mary recognized $6.0 million before income taxes in non-cash impairments for proved properties in the second quarter of 2009.  The majority of the proved property impairments related to offshore Gulf platforms in which St. Mary is relinquishing its ownership interests.  The Company also recognized $11.6 million for unproved properties in the second quarter of 2009, compared to $2.1 million in the same period in 2008.  The largest portion of the unproved property impairments in the current year related to Floyd Shale acreage located in Mississippi.  The Company also recognized an impairment of materials inventory for $2.7 million related to the write-down of tubular goods purchased in 2008 to current market value.

Exploration expense of $19.5 million was recognized in the second quarter of 2009, compared to $17.4 million in the same period in 2008.  The increase year over year reflects higher levels of geological and geophysical spending.

In the second quarter of 2009, St. Mary recognized a pre-tax non-cash expense of $2.4 million as a result of the increase in the Net Profits Plan liability, compared to $68.1 million in the second quarter of 2008.  This periodic expense is a reflection of change in the liability during the respective periods.  This liability is a significant management estimate and is highly sensitive to a number of assumptions including future commodity prices, production rates, and operating costs.  The last pool created under this legacy compensation plan was in 2007.

FINANCIAL POSITION AND LIQUIDITY

As of June 30, 2009, St. Mary had total long-term debt of $537.7 million, comprised of $275.0 million drawn under its existing long-term credit facility and $262.7 million in 3.50% Senior Convertible Notes, net of debt discount.  The credit facility matures in July of 2012 and the Senior Convertible Notes cannot be put to the Company’s until April of 2012.  The Company’s debt-to-book capitalization ratio was 35% as of the end of the quarter.

As of July 28, 2009, St. Mary had $255.0 million drawn on the revolver and had $421.7 million in unused borrowing capacity.  The Company’s next regularly scheduled borrowing base redetermination is scheduled for October of this year.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss the second quarter results on August 4, 2009 at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The call participation number is 888-811-1227.  An audio replay of the call will be available approximately two hours after the call at 800-642-1687, conference number 16019326.  International participants can dial 706-679-9922 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 16019326.  Replays can be accessed through August 11, 2009.

In addition, the call will be webcast live and can be accessed at St. Mary’s web site at www.stmaryland.com.  An audio recording of the conference call will be available at that site through August 11, 2009.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2009

Production Data	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
	2009	2008	Percent Change	2009	2008	Percent Change

Average realized sales price, before hedging:
Oil (per Bbl)	$ 53.96	$ 120.20	-55%	$ 44.21	$ 106.17	-58%
Gas (per Mcf)	3.07	10.83	-72%	3.54	9.69	-63%

Average realized sales price, net of hedging:
Oil (per Bbl)	$ 56.72	$ 88.40	-36%	$ 50.45	$ 82.28	-39%
Gas (per Mcf)	5.19	9.97	-48%	5.66	9.33	-39%

Production:
Oil (MMBbls)	1.6	1.6	0%	3.3	3.3	-1%
Gas (Bcf)	18.3	18.7	-2%	36.8	37.0	0%
BCFE (6:1)	28.2	28.6	-1%	56.6	56.9	-1%

Daily production:
Oil (MBbls per day)	18.1	18.1	0%	18.2	18.2	0%
Gas (MMcf per day)	201.4	205.3	-2%	203.6	203.4	0%
MMCFE per day (6:1)	310.1	313.7	-1%	312.6	312.6	0%

Margin analysis per MCFE:
Average realized sales price, before hedging	$ 5.15	$ 14.01	-63%	$ 4.87	$ 12.49	-61%

Average realized sales price, net of hedging	$ 6.68	$ 11.61	-42%	$ 6.62	$ 10.86	-39%
Lease operating expense	1.26	1.43	-12%	1.36	1.33	2%
Transportation	0.16	0.20	-20%	0.18	0.17	6%
Production taxes	0.33	0.95	-65%	0.33	0.84	-61%
General and administrative	0.64	0.77	-17%	0.61	0.76	-20%
Operating margin	$ 4.29	$ 8.26	-48%	$ 4.14	$ 7.76	-47%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$ 2.49	$ 2.67	-7%	$ 2.87	$ 2.58	11%

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2009

NOTE: On January 1, 2009, the Company adopted Financial Accounting Standards Board Staff Position Accounting Principles
Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash
Settlement)” (“FSP APB 14-1”), which required retrospective application. As a result, prior period balances presented have been adjusted to reflect the period-specific effects of applying FSP APB 14-1.

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months		For the Six Months
	Ended June 30,		Ended June, 30,
	2009	2008	2009	2008
		(As adjusted)		(As adjusted)
Operating revenues and other income:
Oil and gas production revenue	$145,279	$399,961	$275,696	$710,393
Realized oil and gas hedge gain (loss)	43,279	(68,396)	98,899	(92,346)
Gain on sale of proved properties	1,244	3,038	645	59,055
Marketed gas system and other operating revenue	15,396	22,339	29,178	41,942
Total operating revenues and other income	205,198	356,942	404,418	719,044

Operating expenses:
Oil and gas production expense	49,465	73,625	105,294	133,101
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	70,391	76,354	162,103	146,708
Exploration	19,490	17,401	33,088	31,709
Impairment of proved properties	6,043	9,566	153,092	9,566
Abandonment and impairment of unproved properties	11,631	2,056	15,533	3,064
Impairment of materials inventory	2,719	-	11,335	-
General and administrative	18,160	21,867	34,559	43,004
Bad debt expense	-	9,951	-	9,942
Change in Net Profits Plan liability	2,449	68,142	(20,842)	81,768
Marketed gas system expense	13,609	20,213	26,992	37,958
Unrealized derivative (gain) loss	11,288	(1,186)	13,134	5,231
Other expense	5,814	702	11,456	1,402
Total operating expenses	211,059	298,691	545,744	503,453

Income (loss) from operations	(5,861)	58,251	(141,326)	215,591

Nonoperating income (expense):
Interest income	105	59	127	156
Interest expense	(7,663)	(7,243)	(13,759)	(13,836)

Income (loss) before income taxes	(13,419)	51,067	(154,958)	201,911
Income tax benefit (expense)	5,097	(18,598)	59,013	(74,468)

Net income (loss)	$(8,322)	$32,469	$(95,945)	$127,443

Basic weighted-average common shares outstanding	62,418	61,714	62,377	62,287

Diluted weighted-average common shares outstanding	62,418	62,749	62,377	63,404

Basic net income (loss) per common share	$(0.13)	$0.53	$(1.54)	$2.05

Diluted net income (loss) per common share	$(0.13)	$0.52	$(1.54)	$2.01

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2009

Consolidated Balance Sheets
(In thousands, except share amounts)	June 30,	December 31,
ASSETS	2009	2008
		(As adjusted)
Current assets:
Cash and cash equivalents	$10,389	$6,131
Short-term investments	-	1,002
Accounts receivable, net of allowance for doubtful accounts
of $16,941 in 2009 and $16,788 in 2008	108,384	157,690
Refundable income taxes	-	13,161
Prepaid expenses and other	14,111	22,161
Accrued derivative asset	67,143	111,649
Total current assets	200,027	311,794

Property and equipment (successful efforts method), at cost:
Land	1,371	1,350
Proved oil and gas properties	2,916,495	2,969,722
Less - accumulated depletion, depreciation, and amortization	(1,047,505)	(947,207)
Unproved oil and gas properties, net of impairment allowance
of $51,774 in 2009 and $42,945 in 2008	156,011	168,817
Wells in progress	38,079	90,910
Materials inventory, at lower of cost or market	37,565	40,455
Oil and gas properties held for sale less accumulated depletion,
depreciation, and amortization	48,410	1,827
Other property and equipment, net of accumulated depreciation
of $15,652 in 2009 and $13,848 in 2008	15,274	13,458
	2,165,700	2,339,332

Other noncurrent assets:
Accrued derivative asset	10,668	21,541
Restricted cash subject to Section 1031 Exchange	-	14,398
Other noncurrent assets	19,344	10,182
Total other noncurrent assets	30,012	46,121

Total Assets	$2,395,739	$2,697,247

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$207,342	$254,811
Accrued derivative liability	23,583	501
Deferred income taxes	16,938	41,289
Total current liabilities	247,863	296,601

Noncurrent liabilities:
Long-term credit facility	275,000	300,000
Senior convertible notes, net of unamortized
discount of $24,763 in 2009, and $28,787 in 2008	262,737	258,713
Asset retirement obligation	85,882	108,755
Asset retirement obligation associated with oil and gas properties held for sale	9,336	238
Net Profits Plan liability	156,524	177,366
Deferred income taxes	280,144	354,328
Accrued derivative liability	54,198	27,419
Other noncurrent liabilities	12,627	11,318
Total noncurrent liabilities	1,136,448	1,238,137

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value: authorized - 200,000,000 shares;
issued: 62,622,664 shares in 2009 and 62,465,572 shares in 2008;
outstanding, net of treasury shares: 62,495,771 shares in 2009
and 62,288,585 shares in 2008	626	625
Additional paid-in capital	145,972	141,283
Treasury stock, at cost: 126,893 shares in 2009 and 176,987 shares in 2008	(1,256)	(1,892)
Retained earnings	858,135	957,200
Accumulated other comprehensive income	7,951	65,293
Total stockholders' equity	1,011,428	1,162,509

Total Liabilities and Stockholders' Equity	$2,395,739	$2,697,247

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2009

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Cash flows from operating activities:		(As adjusted)		(As adjusted)
Reconciliation of net income (loss) to net cash provided
by operating activities:
Net income (loss)	$(8,322)	$32,469	$(95,945)	$127,443
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Gain on sale of proved properties	(1,244)	(3,038)	(645)	(59,055)
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	70,391	76,354	162,103	146,708
Exploratory dry hole expense	4,573	5,916	4,667	6,606
Impairment of proved properties	6,043	9,566	153,092	9,566
Abandonment and impairment of unproved properties	11,631	2,056	15,533	3,064
Impairment of materials inventory	2,719	-	11,335	-
Stock-based compensation expense*	3,733	3,747	7,509	7,057
Bad debt expense	-	9,942	-	9,942
Change in Net Profits Plan liability	2,449	68,142	(20,842)	81,768
Unrealized derivative (gain) loss	11,288	(1,186)	13,134	5,231
Loss related to hurricanes	5,027	-	7,120	-
Amortization of debt discount and deferred financing costs	3,611	2,760	5,703	4,606
Deferred income taxes	(7,758)	5,273	(63,148)	54,762
Other	93	(2,751)	(736)	876
Changes in current assets and liabilities:
Accounts receivable	5,446	(30,618)	49,149	(71,854)
Refundable income taxes	-	(9,854)	13,161	(8,921)
Prepaid expenses and other	(1,677)	(6,234)	(7,091)	(6,570)
Accounts payable and accrued expenses	8,583	19,992	(12,338)	14,850
Excess income tax benefit from the exercise of stock options	-	(8,705)	-	(9,565)
Net cash provided by operating activities	116,586	173,831	241,761	316,514

Cash flows from investing activities:
Proceeds from sale of oil and gas properties	18	24,197	1,081	154,597
Capital expenditures	(82,201)	(168,136)	(215,826)	(329,666)
Acquisition of oil and gas properties	9	(9,896)	(44)	(62,927)
Receipts from restricted cash	10,050	-	14,398	-
Deposits to restricted cash	-	(25,266)	-	(25,266)
Deposits to short-term investments	1,002	173	1,002	173
Other	-	20	-	(9,987)
Net cash used in investing activities	(71,122)	(178,908)	(199,389)	(273,076)

Cash flows from financing activities:
Proceeds from credit facility	576,000	249,000	1,766,000	638,000
Repayment of credit facility	(600,000)	(230,500)	(1,791,000)	(628,000)
Debt issuance costs related to credit facility	(11,060)	-	(11,060)	-
Excess income tax benefit from the exercise of stock options	-	8,705	-	9,565
Proceeds from sale of common stock	894	10,356	1,066	10,684
Repurchase of common stock	-	-	-	(77,202)
Dividends paid	(3,120)	(3,076)	(3,120)	(3,076)
Net cash provided by (used in) financing activities	(37,286)	34,485	(38,114)	(50,029)

Net change in cash and cash equivalents	8,178	29,408	4,258	(6,591)
Cash and cash equivalents at beginning of period	2,211	7,511	6,131	43,510
Cash and cash equivalents at end of period	$10,389	$36,919	$10,389	$36,919

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the six months ended June 30, 2009, and 2008, approximately $2.9 million and $2.2 million, respectively of stock-based compensation expense was included in exploration expense. For the six months ended June 30, 2009, and 2008, approximately $4.6 million and $4.9 million, respectively of stock-based compensation expense was included in general and administrative expense. For the three months ended June, 30, 2009, and 2008, approximately $1.3 million and $1.1 million, respectively of stock-based compensation expense was included in exploration expense. For the three months ended June, 30, 2009 and 2008, approximately $2.4 million and $2.7 million, respectively of stock-based compensation expense was included in general and administrative expense.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2009

Adjusted Net Income (Loss)
(In thousands, except per share data)

Reconciliation of Net Income (Loss) (GAAP)	For the Three Months		For the Six Months
to Adjusted Net Income (Non-GAAP):	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
		(As adjusted)		(As adjusted)

Reported Net Income (Loss) (GAAP)	$(8,322)	$32,469	$(95,945)	$127,443

Adjustments:
Change in Net Profits Plan liability	2,449	68,142	(20,842)	81,768
Unrealized derivative (gain) loss	11,288	(1,186)	13,134	5,231
Gain on sale of proved properties	(1,244)	(3,038)	(645)	(59,055)
Loss related to hurricanes (1)	5,027	-	7,120	-
Tax adjustment at effective rate for period	(6,655)	(23,278)	470	(10,306)

Adjusted Net Income (Loss), before impairment adjustments	2,543	73,109	(96,708)	145,081

Non-cash impairments:
Impairment of proved properties	6,043	9,566	153,092	9,566
Abandonment and impairment of unproved properties	11,631	2,056	15,533	3,064
Impairment of materials inventory	2,719	-	11,335	-
Tax adjustment for impairments at effective rate for period	(7,746)	(4,233)	(68,535)	(4,658)
Adjusted Net Income, non-recurring items
& non-cash impairments (Non-GAAP) (2)	$15,190	$80,498	$14,717	$153,053

Adjusted Net Income Per Share (Non-GAAP)
Basic	$0.24	$1.30	$0.24	$2.46
Diluted	$0.24	$1.28	$0.24	$2.41

Average Number of Shares Outstanding
Basic	62,418	61,714	62,377	62,287
Diluted	62,418	62,749	62,377	63,404

(1) The loss related to hurricanes is included within line item other expense on the consolidated statements of operations.

(2) Adjusted net income is calculated as net income (loss) adjusted for significant non-cash and non-recurring items. Non-cash charges and adjustments include change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, and impairment of materials inventory. Non-recurring items include gain on sale of proved properties, and loss related to hurricanes. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of St. Mary’s fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP.
Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2009

Discretionary Cash Flow
(In thousands)

Reconciliation of Net Cash Provided by Operating Activities	For the Three Months		For the Six Months
(GAAP) to Discretionary Cash Flow (Non-GAAP):	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
		(As adjusted)		(As adjusted)
Net cash provided by operating activities (GAAP)	$116,586	$173,831	$241,761	$316,514

Exploration	19,490	17,401	33,088	31,709
Less: Exploratory dry hole expense	(4,573)	(5,916)	(4,667)	(6,606)
Less: Stock-based compensation expense included in exploration	(1,309)	(1,073)	(2,864)	(2,142)
Other	(93)	2,751	736	(876)
Changes in current assets and liabilities	(12,352)	35,419	(42,881)	82,060
Discretionary cash flow (Non-GAAP) (3)	$117,749	$222,413	$225,173	$420,659

(3) Discretionary cash flow is computed as net income (loss) adjusted for gain on sale of proved properties, loss related to hurricanes, depletion, depreciation, amortization, and asset retirement obligation liability accretion, exploration, impairment of proved properties, abandonment and impairment of unproved properties, unrealized derivative loss (gain), change in Net Profits Plan liability, stock-based compensation expense, amortization of debt discount, impairment of materials inventory, and deferred income taxes. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary's ability to internally generate funds for exploration, development, and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.